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            SOMEKH CHAIKIN                    Telephone  972 3 684 8000
            KPMG Millennium Tower             Fax        972 3 684 8444
            17 Ha'arba'a Street, PO Box 609   Internet   www.kpmg.co.il
            Tel Aviv 61006 Israel                        --------------

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
ECI Telecom Ltd.
Petah-Tikva
Israel
------

We consent to the incorporation by reference in the this Amendment No. 1 to the Registration Statement on Form F-3 of ECI Telecom Ltd. of our report dated March 23, 2004, except as to Note 22A(2), which is as of December 15, 2004, with respect to the consolidated balance sheets of ECI Telecom Ltd. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the report on Form 6-K of the ECI Telecom Ltd., furnished to the Securities and Exchange Commission on December 15, 2004, and amended on January 12, 2005, and the reference to our firm under the heading "Experts" in the Prospectus. Our report, which is based on our audits and the report of other auditors, includes an explanatory paragraph that states that as discussed in Note 1A(8), ECI Telecom Ltd. restated its consolidated financial statements for the year ended December 31, 2002.



/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

Tel Aviv, Israel
March 24, 2005